Filed Pursuant to Rule 433

File No: 333-208547

Canadian National Railway Company

US$300,000,000 2.400% Notes due 2020

US$600,000,000 3.650% Notes due 2048

Pricing Term Sheet

February 1, 2018

Issuer:	Canadian National Railway Company

Ratings (Moody’s / S&P):*	A2 / A

Trade Date:	February 1, 2018

Settlement Date:	February 6, 2018 (T+3)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp.
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

US$300,000,000 2.400% Notes due 2020

Maturity Date:	February 3, 2020

Security Type:	2.400% Notes due 2020

Principal Amount:	US$300,000,000

Benchmark Treasury:	2.000% due January 31, 2020

Benchmark Treasury Price / Yield:	99-21+ / 2.169%

Spread to Benchmark Treasury:	+25 basis points

Yield to Maturity:	2.419%

Coupon:	2.400% per annum, accruing from February 6, 2018

Price to Public:	99.963% of principal amount

Interest Payment Dates:	February 3 and August 3 of each year, commencing on August 3, 2018

CUSIP / ISIN:	136375CN0 / US136375CN00

US$600,000,000 3.650% Notes due 2048

Maturity Date:	February 3, 2048

Security Type:	3.650% Notes due 2048

Principal Amount:	US$600,000,000

Benchmark Treasury:	2.750% due August 15, 2047

Benchmark Treasury Price / Yield:	95-00 / 3.007%

Spread to Benchmark Treasury:	+70 basis points

Yield to Maturity:	3.707%

Coupon:	3.650% per annum, accruing from February 6, 2018

Price to Public:	98.974% of principal amount

Interest Payment Dates:	February 3 and August 3 of each year, commencing on August 3, 2018

Optional Redemption:

At any time (i) prior to August 3, 2047 at the greater of (x) par and (y) the present value of the remaining scheduled payments of principal and interest that would be due if the notes matured on August 3, 2047, discounted at a rate of Treasury plus 12.5 basis points, and (ii) on or after August 3, 2047 at par, plus, in each case, accrued and unpaid interest

CUSIP / ISIN:	136375 CP5 / US136375CP57

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer expects that delivery of the notes will be made to investors on or about February 6, 2018 which will be the third business day following the date of this pricing term sheet (such settlement being referred to as “T+3”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes prior to the second business day before the date of delivery of the notes hereunder will be required, by virtue of the fact that the senior notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the date of delivery of the notes hereunder should consult their advisors.

The offer and sale of the securities to which this communication relates is being made solely in jurisdictions outside Canada in compliance with the applicable rules and regulations of such jurisdictions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer

participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free, at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free, at (800) 294-1322 or RBC Capital Markets, LLC, toll-free, at (866) 375-6829.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.